Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of FOXO Technologies Inc. 2022 Equity Incentive Plan of our report dated April 8, 2022, with respect to our audit of the financial statements of FOXO Technologies Inc. as of and for the year ended December 31, 2020 included in the Final Prospectus (Form S-4, File No. 333-264216) filed with the U.S. Securities and Exchange Commission. Our report contained an explanatory paragraph regarding substantial doubt about FOXO Technologies Inc.’s ability to continue as a going concern.

West Des Moines, Iow

December 23, 2022